Exhibit 99.1

IN THE COMMONWEALTH COURT OF PENNSYLVANIA

JOEL ARIO, INSURANCE COMMISSIONER
OF THE COMMONWEALTH OF PENNSYLVANIA,	DOCKET NO. 5 MD 2009

Plaintiff
vs.

PENN TREATY NETWORK AMERICA
INSURANCE COMPANY

Defendant.

JOEL ARIO, INSURANCE COMMISSIONER
OF THE COMMONWEALTH OF PENNSYLVANIA,	DOCKET NO. 4 MD 2009

Plaintiff

vs.

AMERICAN NETWORK INSURANCE COMPANY

Defendant.

PRELIMINARY REPORT AND PLAN OF REHABILITATION FOR
PENN TREATY NETWORK AMERICA INSURANCE COMPANY AND
AMERICAN NETWORK INSURANCE COMPANY

James G. Colins
James R. Potts
COZEN O’CONNOR
1900 Market Street
Philadelphia, PA  19103
(215) 665-2000

Counsel for Plaintiff,
JOEL ARIO, Insurance Commissioner of the
Commonwealth of Pennsylvania and Rehabilitator
of PENN TREATY NETWORK AMERICA
INSURANCE COMPANY and AMERICAN
NETWORK INSURANCE COMPANY
Dated:  April 6, 2009

TABLE OF CONTENTS
Page

ARTICLE I - INTRODUCTION		1

ARTICLE II - BACKGROUND		2

A.	Historical Perspective	2

1.	Organizational Structure and Corporate History	2

2.	The Companies’ Products	6

3.	Reserves	7

4.	Distribution and Sales	9

5.	Geographic Distribution	9

6.	Claims Management	10

7.	Investments	10

8.	Newco and Oldco Business	12

a.	Newco	12

b.	Oldco	12

9.	Reinsurance	13

10.	Ratings History	15

11.	Summary Historical Statutory Financial Results	15

a.	PTNA	16

b.	ANIC	17

12.	Expense Allocation	17

13.	Liabilities for Borrowed Money and Judgments; Secured Creditors	18

B.	Events Leading to Rehabilitation	18

1.	2001 Reserve Strengthening	18

i

2.	Corrective Action Plan	18

3.	Commencement of Newco Business	19

4.	Rate Improvement Efforts	19

5.	PTAC SEC Reporting Issues	22

ARTICLE III - EFFORTS TO AVOID REHABILITATION		23

ARTICLE IV - ACTIVITIES UNDERTAKEN SINCE THE ENTRY OF THE REHABILITATION ORDERS		24

ARTICLE V - STATUS OF EXISTING POLICY COMMITMENTS		26

ARTICLE VI - PRESENT FINANCIAL METRICS OF THE COMPANIES		40

ARTICLE VII - THE PRELIMINARY PLAN		44

A.	Areas in Need of Corrective Action	45

B.	Consideration of Alternatives and Signal Hill Recommendation.	46

C.	Key Elements of the Rate Increase Alternative.	48

D.	Milliman Projections.	51

E.	Additional Resulting Alternatives	52

ARTICLE VIII - TIMELINE FOR PREPARATION OF A FINAL PLAN		52

ii

ARTICLE I
INTRODUCTION

This Preliminary Report and Plan of Rehabilitation (the “Preliminary Plan” or the “Plan”) is filed pursuant to paragraphs 7 and 15 of the Court’s January 6, 2009 Orders in the above captioned matters and Section 516(d) of Article V of The Insurance Department Act of 1921, Act of May 17, 1921, P.L. 789, as amended, 40 P.S. § 221.16(d), by Joel Ario, Insurance Commissioner of the Commonwealth of Pennsylvania, as Statutory Rehabilitator (the “Rehabilitator”) of Penn Treaty Network America Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC” and collectively, the “Companies”).  This Preliminary Plan includes information concerning the history and current financial condition of the Companies, corrective measures taken by the Rehabilitator to date, and the general contours of a plan of rehabilitation.  The Rehabilitator is not at this time seeking approval of a plan of rehabilitation, but instead intends to continue to review the feasibility and benefits of the plan.  If the Rehabilitator determines that rehabilitation is feasible and would be in the best interests of policyholders, he will prepare a final plan of rehabilitation for filing with this Court for approval upon its completion.  A timeline for the filing of a final plan or reaching a determination to abandon rehabilitation efforts is included herein.  The Rehabilitator believes at this time that rehabilitation is not a futile effort and that continued efforts at rehabilitation will not substantially increase the risk of loss to policyholders, creditors or the public.

ARTICLE II
BACKGROUND

A.             Historical Perspective.

1.           Organizational Structure and Corporate History.

Penn Treaty Network America Insurance Company (“PTNA”) and American Network Insurance Company (“ANIC”) are Pennsylvania domiciled stock insurance companies.  PTNA and ANIC are both currently licensed in Pennsylvania to issue annuities and life, accident and health insurance policies.  The Companies are wholly owned by Penn Treaty American Corporation (“PTAC” or the “Holding Company”).  PTAC, through its insurance company subsidiaries, has been in the business of writing long term care (“LTC”) insurance since 1972.  Historically, the Companies have only written a de minimis amount of other insurance coverages, including Medicare supplement policies and life insurance, but previously ceased offering those products.  As of December 31, 2008, approximately 97.7% of the Companies’ total annualized premium in-force was derived from LTC policies, 2.2% from Medicare supplement policies and 0.1% from other insurance.  PTAC experienced rapid growth in its LTC business in the 1990s largely due to offering an extremely competitively priced, comprehensive LTC product, and reached a peak size of approximately 250,000 policyholders generating $363 million of annual in-force premium by the year 2000.  At that time, the Companies collectively were second in the nation in terms of LTC insurance new sales and fourth in the nation in annual LTC insurance premium.  As of December 31, 2008, the Companies had approximately 142,000 policyholders generating approximately $290 million of annual in-force premium for all lines of business, $284 million of which was from LTC insurance.1

1           Financial information included in this Plan is based on the Companies’ statutory financial statements and information provided by the Companies’ management.  Numbers, including in-force premiums and policyholder counts, differ in some cases from the numbers included in the

The Holding Company was incorporated in Pennsylvania on May 13, 1965 under the name Greater Keystone Investors, Inc.  It changed its name to Penn Treaty American Corporation on March 25, 1987.  The Holding Company’s common stock is registered with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, and was listed on the New York Stock Exchange until October 2008, when trading was suspended due to uncertainties regarding the effect of PTAC’s proposed restructuring plan (discussed below) on shareholders.  Its shares are currently available for trade on the over-the-counter electronic market.

In July 1989, Penn Treaty Life Insurance Company (“PTLIC”), a former subsidiary of the Holding Company, acquired all of the outstanding capital stock of PTNA, which was then known as AMICARE Insurance Company.  The name of the company was changed at that time to Network America Life Insurance Company.  In December 1997, PTLIC entered into an Assumption and Reinsurance Agreement with PTNA, whereby PTNA affectively purchased all of the premium in-force, assets and liabilities of PTLIC.  PTNA also changed its name at that time to Penn Treaty Network America Insurance Company and became a direct, rather than indirect, subsidiary of the Holding Company.  In December 1998, an unaffiliated Pennsylvania casualty insurer purchased all of the issued and outstanding shares of capital stock of PTLIC from the Holding Company.

In August 1996, PTAC consummated the acquisition of all of the issued and outstanding capital stock of ANIC, which was then domiciled in Vermont and known as Health Insurance of Vermont, Inc.  Subsequently, the company’s name was changed to American Network Insurance

Milliman Report and Signal Hill Report (as defined herein) because those reports include projections that exclude certain business that was reportable for statutory financial purposes but is not relevant or may be misleading in the context of Milliman Report and Signal Hill Report.

Company.  Effective March 21, 2000, ANIC redomesticated from Vermont to Pennsylvania pursuant to the approval of the Pennsylvania Insurance Department and the Vermont Department of Banking and Insurance.  Effective March 31, 2001, the Holding Company transferred capital stock ownership of ANIC to PTNA pursuant to an exemption order approved by the Pennsylvania Insurance Department (the “PID”).  The ultimate controlling person of ANIC remained PTAC.

ANIC also has a New York domiciled wholly owned subsidiary, American Independent Network Insurance Company of New York (“AINIC”).  AINIC was incorporated and became licensed in New York in April 1998, and commenced business in that state in November 1998.  AINIC is licensed to conduct insurance business only in the State of New York.  Effective May 3, 2005, pursuant to the approval of the PID, the Holding Company transferred capital stock ownership of AINIC to PTNA, which then transferred such capital stock ownership to ANIC.  The ultimate controlling person of AINIC remains PTAC.

The home office and principal executive office of the Holding Company, PTNA, and ANIC and the principal executive office of AINIC are located at 3440 Lehigh Street, Allentown, PA 18103.  The Home Office of AINIC is located at 100 North Main Street, Suite 101, Elmira, NY  14901.

The Holding Company owns, directly or indirectly, two insurance agency operations, Senior Financial Consultants Company, a Pennsylvania corporation (“SFC”) and Network Insurance Senior Health Division, Inc., a Florida corporation (“NISHD”).  The Holding Company also recently sold a third agency operation, United Insurance Group, Inc., a Michigan corporation (“UIG”).  NISHD is a direct wholly owned subsidiary of PTNA and SFC is and UIG was a direct wholly owned subsidiary of the Holding Company.  On or about January 2, 2009, NISHD sold essentially all of its assets, except its rights to future commissions from business issued by PTNA or ANIC prior to 2002, to Network Insurance Senior Health Division ALG, LLC, a Delaware limited liability company.  On or about November 5, 2008, the Holding Company sold all of the issued and outstanding capital stock of UIG to LTC Global, Inc., a Nevada corporation.  The Holding Company continues to directly own all of the issued and outstanding capital stock of SFC, and PTNA continues to directly own all of  the issued and outstanding capital stock of NISHD.

ORGANIZATIONAL CHART
(does not show NISHD or SFC)

PENN TREATY AMERICAN CORPORATION
(fka Great Keystone Investors, Inc.)
(a Pennsylvania holding company)

PENN TREATY NETWORK AMERICA INSURANCE COMPANY
(fka Network America Life Insurance Company / AMICARE Insurance Company)
(a Pennsylvania domiciled stock insurance company)

AMERICAN NETWORK INSURANCE COMPANY
(fka Health Insurance of Vermont, Inc.)
(a Pennsylvania domiciled stock insurance company)

AMERICAN INDEPENDENT NETWORK INSURANCE
COMPANY OF NEW YORK
(a New York domiciled stock insurance company)

2.           The Companies’ Products.

The Companies’ principal product has always been LTC insurance.  LTC refers to skilled nursing, intermediate care, custodial care and home health care for a person who needs assistance due to a chronic illness or disability.  Such care is typically provided to individuals in their home, or in an adult day-care facility, nursing home or assisted living facility.  LTC insurance is a form of defined benefit accident and health insurance.  The Companies have historically offered a variety of coverages and benefits.  The policies vary based upon a variety of features including the daily maximum coverage amounts, ranging from $60 - $300 per day (and in some cases the maximum amount is payable regardless of the expense incurred), the maximum benefit period (one to ten years or unlimited), availability of coverage for home health care services, inflation based benefits adjustments and the benefits trigger(s).  The LTC policies are guaranteed renewable as long as the policyholder continues paying the premiums.  The exposure is financed through level premium payments that continue at least until the insured goes on claim, and sometimes for a period thereafter.  Initial premium rates are established at the time the policy is first purchased, but the policies permit future premium increases if actuarially supported for the entire policy form.

The Companies have written a de minimis amount of other insurance coverages, including Medicare supplement policies and life insurance, but previously ceased offering those products.  The Companies in-force life insurance policies were assumed by an unaffiliated insurer on a 100% quota share basis in January 2006.

3.           Reserves.

The Companies’ policies are accounted for as long duration policies.  There are two components to the Companies’ policyholder liabilities.  The first is a policy reserve for future policy benefits and the second is a claim reserve for incurred claims, either reported or unreported.

Liabilities for future policy benefits have been determined in accordance with methods and assumptions prescribed under Pennsylvania law and regulation.  Accident and health policy reserves are comprised of (1) the gross unearned premium reserve (“UPR”) and (b) the excess, if any, of the mid-terminal active life reserve (“ALR”) less the difference between the gross and net UPR.  In computing ALR, mortality and morbidity assumptions used are within parameters acceptable to the PID.

The ALR factors for LTC policies are calculated using the one-year preliminary term method for policies issued in 1994 or after and the two-year preliminary term method for policies issued prior to 1994.  The assumed interest rate ranges from 4.0% to 6.0% depending on the year the policy was issued.  The mortality assumptions use the 1983 GAM for policies issued before 2003, and the 1994 GAM thereafter.  The future claims expenses, or morbidity assumption, are based on the Companies’ past experience, industry experience and current trends.  In 2007, the Company employed new claims assumptions, with the PID’s concurrence, in the revision of its ALR factors that generally assumed higher expected claim duration and severity but reduced incidence of claims.  These new claim assumptions were applied to substantially all policies issued prior to 2002.  The new claim costs are based on a study of the Companies’ experience from 1993 to 2006.  The morbidity improvement assumptions for policies issued prior to 2002 are replaced by a factor table which reflects changes in morbidity over time.  No morbidity improvement is assumed for policies issued after 2001.  The assumptions also include additional provisions, per statutory requirements, for adverse development in its experience that support its overall morbidity.  Persistency assumptions vary based on the issue age of the policyholder and the duration of the policy.  The Companies do not include the impact of pending premium rate increases in the establishment of its statutory ALR factors.

The second component of the liabilities associated with the Companies’ policies is a reserve established for incurred claims, both reported and not yet reported.  This amount represents the benefits to be paid in the future for the Companies’ current claims.  The significant assumptions utilized in establishing claim reserves are expectations about the duration, cost of care being reimbursed, the interest rate utilized to discount the claim reserves, claims that have been incurred but not yet reported, claims that have been closed but are expected to reopen and assumptions about which claims that are currently in their eligibility review stage will eventually become claims that have payments associated with them.

A discussion of the Companies’ history of reserve increases is included under Article I, Section A.8.b. below.

4.           Distribution and Sales.

The Companies, until they ceased underwriting in October 2008, wrote new business through a network of over 17,000 independent agents.  The Companies are collectively currently licensed in 44 states and the District of Columbia, and have historically sold policies in 49 states and the District of Columbia.  In 2007, the Companies generated approximately $16 million in new annualized premiums, and had over $290 million of in-force premium based on new business and renewals of existing business.  In 2008, the Companies generated approximately $11 million in new annualized premium, and had over $284 million of in-force LTC premium based on new business and renewals of existing business.

5.           Geographic Distribution.

The Companies’ in-force business is currently distributed across 49 states and the District of Columbia.  The following tables included below under Article IV, Status of Existing

Policyholder Commitments, show as of December 31, 2008 the amount of in-force LTC business based on premium volume and number of policies by state.

6.           Claims Management.

The Companies manage claims internally, and currently employ 79 individuals in their claims and case management department.  The department’s employees currently include 10 full-time registered nurse case managers, 38 full-time claims examiners and numerous additional support personnel. The claims department reviews and makes determinations with respect to approximately 8,000 – 9,000 individual claimants, 100,000 claim payments and $183 million in claim benefits per year (based on an average between 2003 and 2007).

7.           Investments.

The Companies’ investment portfolios have been managed since 2002 subject to a Corrective Action Plan with the PID that limits its new investments to National Association of Insurance Commissioners (“NAIC”) – rated 1 or 2 investments, which are generally investment grade securities.  In addition, PTNA has a significant investment in Corporate Owned Life Insurance Policies.  The Companies reported in their statutory statements as of December 31, 2008, cash and investment holdings totaling approximately $882,423,000 for PTNA and $115,514,000 for ANIC.  See Financial Metrics of the Companies below for further information regarding the current portfolio.

The portfolios have been managed by the Companies’ internal management, independent investment managers and the Companies’ Boards of Directors.  The primary external manager is Hyperion Brookfield Asset Management, Inc. (“Hyperion”).  Hyperion’s headquarters address is:

3 World Financial Center
200 Vesey Street, 10th Floor
New York, NY 10281-1010

Hyperion is a subsidiary of Brookfield Asset Management, a NYSE Exchange traded company.  As of December 31, 2008, Brookfield reported having $16.9 billion in assets under management for a diverse client base which includes pension funds, insurance companies, financial institutions, mutual funds, structured products, endowments and foundations.

The PID is continuing its review and monitoring of the Companies’ portfolios.  The Companies’ investment portfolios contained no direct exposure to sub-prime mortgages.  However, approximately 20 percent of the portfolios is comprised of financial institution bonds and approximately 20 percent of the portfolios is comprised of mortgage-backed securities.  The Companies’ write-downs during 2008 due to realized losses or other than temporary impairments has been less than one percent of the total investment portfolios.

As of December 31, 2008, PTNA had investments in bonds with a carrying value of $830,923,501 and a fair value of $726,592,826.  During 2008 PTNA recognized impairment losses on its investment in bonds issued by Lehman Brothers and Washington Mutual amounting to $5,203,859.  As of December 31, 2008, ANIC had investments in bonds with a carrying value of $93,823,908 and a fair value of $82,674,950.  During 2008 ANIC recognized impairment losses of its investment in bonds issued by Lehman Brothers and Washington Mutual amounting to $280,473.  ANIC also recognized an impairment amounting to $613,479 on its investment in common stock of the Holding Company.

8.             Newco and Oldco Business.

a.           Newco.  The Companies monitor and manage their business in two main segments.  Newco business represents business written since the Companies recommenced underwriting activities in 2002.  See Article II, Efforts to Avoid Rehabilitation below for a description of the Companies’ prior suspension and resumption of underwriting activities.  As of December 31, 2008, annualized premium from the Newco business represented approximately 19% of the Companies’ in-force business, with over 24,000 LTC policies in-force producing approximately $53 million of annualized LTC premium.  A significant portion of the Newco business written since 2002 has included a targeted segment of the population – those individuals suffering from chronic non-cognitive health conditions that cannot gain coverage from any other insurer due to lack of participation in this market niche.  The Companies developed this niche based on their belief that competition for this business was low and that the Companies’ had sufficient claims and underwriting experience to adequately underwrite and price the business.  Newco policies to date have not demonstrated any current or expected future need for premium rate increases.  In fact, Newco on a policy duration basis, has experienced actual claims of approximately 40% of expectations.

b.           Oldco.  The Oldco business consists of policies written by the Companies prior to 2002.  As of December 31, 2008, annualized premiums from the Oldco business represented approximately 81% of the Companies’ in-force business, with over 114,000 LTC policies in-force producing approximately $231 million of annualized LTC premium.  Due to changes in the care systems in the United States, such as assisted living facilities, increasing policyholder persistency, lengthened claim duration and severity, and other factors, the Companies’ returns on the Oldco business have been much lower than expected and the book has required substantial increases in reserves and premium rate increases.  In 2001, the Companies worked with the PID to increase statutory active life reserves by $125 million.  In 2002, there was an $83 million claim reserve increase.  In 2005, the Companies did a review of claimant mortality, which evaluated the probability of death from year to year of policyholders currently on claim.  As a result of the review, the Companies increased statutory claim reserves by $40 million.  In 2007, the Companies further increased claim reserves by approximately $25 million and again in 2008 by $17 million due to increasing claim development. See “Rate Improvement Efforts” below for a fuller description of the rate increases relating to the Oldco business.

9.           Reinsurance.

The Companies’ LTC insurance policies until January 1, 2009, were primarily reinsured by Imagine International Reinsurance Limited (“Imagine”), an off-shore non-admitted insurance company.  Effective in July 2005, Imagine and the Companies entered into a 100% quota share reinsurance treaty covering substantially all of the Oldco business (the “Oldco Treaty”).  Effective October 1, 2005, Imagine and the Companies entered into a 75% quota share reinsurance treaty covering Newco business written after October 1, 2005 (the “Newco Treaty”).  Business written between January 1, 2002 and October 1, 2005 was initially reinsured but was recaptured by the Companies in 2005.

The Oldco Treaty limited Imagine’s exposure to adverse reserve development and required the Companies to implement certain premium rate increases.  The Oldco Treaty also permitted the Companies to commute the treaty and recapture the business at their option on any January 1 beginning in 2008.  The Newco Treaty permitted the Companies to commute the treaty and recapture the business on any September 30 as long as the policies have been in-force for three years and the Oldco policies have also been recaptured.

The Companies are also parties to a number of smaller reinsurance arrangements on both a ceding and an assumption basis.  See PTAC’s Annual Report on Form 10-K for the period ended December 31, 2006 and its other filings with the SEC for a further description of the Companies’ reinsurance arrangements.

A dispute as to the Oldco Treaty arose between the Companies and Imagine in August 2008 relating to Imagine’s obligation to provide the Companies security for its obligations under the Oldco Treaty.  Imagine contended that regulators had failed to provide requisite premium rate increases, as requested by the Companies, and that failure justified its not providing the security requested.  Under Pennsylvania law and applicable statutory accounting principles, the Companies may not offset their reported liabilities by amounts recoverable from a non-admitted reinsurer unless such amounts are properly secured.

In October 2008, the Companies provided notice to Imagine of their intent to recapture the reinsurance treaty effective January 1, 2009.  The Companies stated at that time that reasons for the recapture included an impending increase in the annual cost of the reinsurance of between $7 and $19 million due to certain penalty clauses, which would delay the Companies’ ability to later recapture the business by at least ten years and would cost over that period more than $200 million in return for only approximately $100 million of additional claim protection.  In November 2008, the Companies entered into a settlement agreement with Imagine pursuant to which the Companies were relieved of the obligation to pay Imagine expense and risk charges beyond the first quarter of 2008 for the Oldco Treaty or beyond the second quarter of 2008 for the Newco Treaty.  It was further agreed that the Companies would recapture the policies covered under both the Oldco Treaty and the Newco Treaty effective January 1, 2009, and that the Companies would release approximately $113 million of letters of credit held to secure Imagine’s obligations on December 1, 2008.  The Companies’ December 31, 2008 financial statements reflect substantially all of the recapture’s effects on the Companies’ financial condition.

10.           Ratings History.

PTNA was rated “B++” and ANIC was rated “A-” by A.M. Best immediately before the Companies 2001 reserves increases discussed below.  In 2001, A.M. Best dropped their ratings to “C.”  Following the adoption of a Corrective Action Plan by the Companies in 2002, discussed below, ratings were restored to “B-.”  In 2005, A.M. Best increased the Companies’ ratings to “B.”  The ratings were subsequently dropped to “B-” in 2007 due to delays in financial reporting, where they remained until the Companies announced their intent to enter voluntary rehabilitation in October 2008.  The ratings are currently “D” and the Companies have requested that A.M. Best cease rating the Companies.

11.           Summary Historical Statutory Financial Results.

The following tables contain certain statutory financial information for the Companies and include a column showing the pro forma 2008 and December 31, 2008 figures assuming that the Imagine reinsurance treaties were commuted effective December 31, 2008 rather than the actual date, January 1, 2009.

a.           PTNA.

	2006	2007**		2008	2008 Pro Forma
Admitted Assets	$1,046,718,919	$1,039,140,838		$1,001,191,990		$1,001,191,990
Liabilities	$1,007,455,365	$1,014,049,860		$1,225,228,645		$1,220,134,058
Capital and Surplus	$39,263,554	$25,090,978	#	$(224,037,665)		$(218,943,068)
Premiums	$278,111,069	$266,217,404		$256,221,049		$256,221,049
Premiums (net of reinsurance)	$38,849,698	$36,896,340		$32,399,726	$	* 940,046,871
Net Investment Income	$3,402,398	$2,914,612		$17,069,857		$17,069,857
Ceding Commission and Expense Allowance	$58,942,614	$55,664,117		$55,381,002		$55,381,002
Benefits Paid	$216,296,936	$229,881,975		$234,136,741		$234,136,741
Benefits Paid (net of reinsurance)	$7,940,659	$12,738,608		$10,805,097		$55,641,145
Loss Reserve Increase	$9,091,006	$14,892,726		$11,774,684		$1,101,925,424
Other Expenses	$89,789,939	$86,549,157		$80,526,755		$80,526,755
Net (loss) income	$4,640,898	$(15,482,145)		$180,442		$(226,259,201)

#           The surplus decreased significantly from 2007 to 2008 due to the release of letters of credit related to the reinsurance treaties with Imagine, higher than anticipated benefit payments, lower than anticipated premium rate increases and claim reserve strengthening.

*           Increased premium (net of reinsurance) reflects the recapture of business from Imagine, which under statutory accounting principles is reflected as premium.

b.           ANIC.

	2006	2007	2008		2008 Pro Forma
Admitted Assets	$114,419,877	$123,803,803		$123,176,866		$123,176,866
Liabilities	$95,154,732	$102,581,940		$118,368,469		$118,011,705
Capital and Surplus	$19,265,145	$21,221,863	$	# 4,808,397		$5,165,161
Premiums	$24,797,446	$23,711,920		$25,418,147		$25,418,147
Premiums (net of reinsurance)	$8,763,866	$9,223,793		$8,219,352	$	* 106,481,385
Net Investment Income	$686,126	$954,223		$881,183		$881,183
Ceding Commission and Expense Allowance	$4,098,826	$3,545,626		$4,126,981		$4,126,981
Benefits Paid	$12,494,121	$11,995,581		$13,682,006		$13,682,006
Benefits Paid (net of reinsurance)	$3,174,702	$2,327,136		$2,387,604		$5,001,254
Loss Reserve Increase	$1,516,795	$2,329,707		$2,444,472		$105,608,815
Other Expenses	$6,627,094	$6,522,849		$6,145,840		$6,145,840
Net (loss) income	$1,784,793	$1,426,023		$1,510,770		$(6,005,190)

#           The surplus decreased significantly from 2007 to 2008 due to the payment of an $8 million dividend to PTNA, the release of letters of credit related to the reinsurance treaties with Imagine, higher than anticipated benefit payments, lower than anticipated premium rate increases and claim reserve strengthening.

*           Increased premium (net of reinsurance) reflects the recapture of business from Imagine, which under statutory accounting principles is reflected as premium.

12.           Expense Allocation.

In 2008 and 2007, PTNA allocated $1,000,000 of expenses to ANIC pursuant to a cost sharing arrangement and $100,000 to AINIC.

13.           Liabilities for Borrowed Money and Judgments; Secured Creditors.

As of December 31, 2008, neither of the Companies has any liabilities for borrowed money or unsatisfied judgments.  In addition, neither of the Companies has any secured creditors other than Independence Blue Cross (“IBC”).  The Companies’ obligations under a reinsurance agreement with IBC are secured by funds held in trust pursuant to a reinsurance trust agreement.

B.             Events Leading to Rehabilitation.

1.           2001 Reserve Strengthening.

In 2001, the Companies’ concluded that assumptions used in anticipation of future claims suggested that current reserves would be inadequate and that premium rate increases were required.  The reasons for the under reserving included modified assumptions for future claim expectations due to changes in policy persistency, and claim incidence, duration and severity.  PTNA’s adjusted capital and surplus was below the Regulatory Action Level as of December 31, 2000, and it was required to file a Corrective Action Plan (“CAP”) with the PID.  The Companies took several actions as a result.  The Companies increased reserves, suspended the sale of new policies, retained a leading global actuarial consulting firm to develop a corporate actuarial profitability model, filed premium rate increases on the majority of their existing policies and began efforts to raise capital.  Significant additional increases in reserves for the Oldco business were needed after 2001.  See Article I, Section A.8.b. above for a fuller description of the reserve increases relating to the Oldco business.

2.           Corrective Action Plan.

The CAP, which was approved by the PID on February 12, 2002, imposes a number of restrictions and requirements on the Companies, including the following:

1)           Limit new investments to NAIC 1 or 2 rated securities.

2)           Increase statutory reserves by an additional $125 million by December 31, 2004, which was completed.

3)           Enter into a reinsurance treaty with Centre Solutions (Bermuda) Limited to reinsure 100% of individual LTC business in effect on December 31, 2001.  This treaty was commuted effective May 24, 2005 and the Companies entered into a new reinsurance agreement covering this business with Imagine effective June 30, 2005.

4)           Do not enter into any new agreements or amend any existing agreements with the Holding Company or any affiliates in excess of $100,000 or make any dividends or distributions without the prior written approval of the PID.

5)           Compute contract and unearned premium reserves using the initial level net premium reserve methodology.

3.           Commencement of Newco Business.

In 2002 the Companies recommenced the sale of new business utilizing new, or more consistently applying existing, underwriting and pricing protocols.

4.           Rate Improvement Efforts.

Since 2001, the Companies have closely monitored the experience of the Oldco business with the assistance of outside actuarial experts.  The Companies have adjusted the assumptions used to determine appropriate reserves numerous times due to, among other things, changes in the nature of care facilities, changes in utilization by policyholders, increasing policy persistency, lengthened claim duration and heightened claim severity.  In order to offset deteriorating claim experience, the Companies sought approval of rate increases for the Oldco business from various state insurance regulators in 2001, 2003 and 2006 on the basis that expected claims experience was anticipated to exceed original assumptions.  The Companies do not pay agent commissions on increased premiums.  The requested increases were permitted under the policies issued by the Companies.  The rate increases may have led to some amount of policy lapsation, which could have an anti-selection effect whereby healthier policyholders allow their policies to lapse and unhealthy policyholders do not.  This can further lead to higher than expected claims from the remaining business.

The 2001 rate increase requests were, on an average across all policyholder classes, products and states, for 34%.  The Oldco business at the time was generating $271 million of annualized premium.  Some states approved the increases entirely and some did not.  The Companies ultimately received approval for and implemented, on a nationwide average basis, 92% of the aggregate requested increases, which was as expected.

PTNA was a defendant in actions brought in the Fifth Judicial Circuit of the State of Florida in and for Marion County, Civil Division (Forest, et al. v. Penn Treaty Network America Insurance Company) and Orange County Superior Court in the state of California (Bartolini, et al. v. Penn Treaty Network America Insurance Company) arising out of PTNA’s 2001 rate increases.  Both cases were brought on behalf of the named LTC policyholders and a class of similarly situated policyholders.  Plaintiffs claimed wrongdoing in connection with the original sale of LTC policies to the Plaintiffs and the class.  In 2005, the courts in both of these cases approved of a settlement negotiated between the parties and certified, for settlement purposes only, a proposed national class.  A significant component of the settlement was the addition of a contingent non-forfeiture benefit for many of the Companies’ existing policyholders.  This benefit enabled participating policyholders to receive a paid-up benefit in the event of lapse following future premium rate increases that surpass threshold levels established in the settlement agreement.

The 2003 rate increase requests were, on an average across all policyholder classes, products and states, for 16%.  The Oldco business at the time was generating $241 million of annualized premium.  The Companies ultimately received approval for and implemented, on a nationwide average basis, 80% of the aggregate requested increases.

In 2005, the Companies sought rate increases for those states that fully or partially denied the 2003 rate increase requests.  The Company sought an increase, on an average across all policyholder classes and products in the relevant states, of 22%.  The effected Oldco business was at the time generating $40 million of annualized premium.  The Companies ultimately received approval for and implemented, on an average basis, 66% of the aggregate requested increases.

The 2006 rate increase requests were, on an average across all policyholder classes, products and states, for 37%.  The Oldco business at the time was generating $218 million of annualized premium.  These requests included the portions of the increases requested in 2005 that were not previously approved.  To date, the Companies have received approval for 54% of the requested amount on a nationwide average basis and are pursuing the remainder through successive state filings.

The benefits of rate increases are often diminished as a result of delays in obtaining approvals of and fully implementing the changes.  Some states will approve a requested premium rate increase within several months while other states will take more than a year or may only approve a portion of the increase requested, or may deny the increase entirely.

States have provided various reasons for not granting requested rate increases including the existence of statutes and regulations that prohibit large increases in any one calendar year, preferences for “staged” implementations which require subsequent requests for approvals of amounts not previously approved, procedures that limit the ability of a company to secure approval of rate increases based upon differing actuarial approaches or state methodologies, and the absence of sufficient claims experience specific to the state to provide sufficient credibility to the increase requested.  The Companies have historically offered options to policyholders that allow for the reduction of benefits in order to partially or fully mitigate the effect of increasing premiums.  Recently, the Companies began offering an alternative non-forfeiture benefit to policyholders that lapse their policies as a result of escalating premiums.  Lapsing policyholders are granted a future benefit equal to all past premiums collected less any claims paid under the original policy.

5.           PTAC SEC Reporting Issues.

In 2006, the Companies determined that a significant increase in the claim reserves for Oldco business was necessary.  As a result in part from this determination, the Holding Company was unable to file with the SEC its Annual Report on Form 10-K for the period ended December 31, 2005, in a timely fashion.  Additional delays resulted from a review of the active life reserve assumptions for the Oldco business, a prior year restatement, and the Holding Company’s request that the SEC allow the unlocking of assumptions pertaining to the Oldco active life reserves.   The 2005 10-K was eventually filed on March 26, 2007.  The 2006 10-K, which included a restatement of 2005 results, was filed with the SEC in April 2008.  Neither the 2007 nor 2008 10-K have been filed.

ARTICLE III
EFFORTS TO AVOID REHABILITATION

Efforts to avoid rehabilitation first commenced in 2001 when the Companies suspended underwriting activities, reviewed and adjusted underwriting and claims protocols, increased reserves, sought and obtained additional reinsurance, commenced efforts to raise capital, sought to increase rates and adopted the CAP with the approval of the PID.  Additional efforts followed as the Companies continuously monitored and evaluated the Oldco book of business, used extensive efforts to seek and ultimately obtain some rate increases that have helped support that business, and developed and marketed the Newco business which, to date, is profitable.

In December 2007, the Holding Company retained Friedman, Billings, Ramsey & Co., Inc. (“FBR”) to assist its Board of Directors in the review of strategic alternatives to enhance shareholder value.  It was announced then that the alternatives could include, but were not limited to, capital structure review, strategic partnerships, business combination transactions or the sale of certain assets.

As a result of the FBR process, the Holding Company sold one of its agency subsidiaries and PTNA’s agency subsidiary sold a substantial portion of its assets.  In addition, in December 2008, the Holding Company entered into an exclusive non-binding letter of intent (“LOI”) regarding the transfer of PTNA’s Newco business to ANIC, ANIC’s Oldco business to PTNA, and the subsequent or contemporaneous sale to a prospective purchaser of a majority interest in ANIC and substantially all of the Holding Company’s LTC insurance operations.  In early February 2009, the Companies agreed to extend the exclusivity period for the LOI until February

28, 2009.  Ultimately it was determined that the transaction proposed under the LOI, as well as a modified proposal by the same prospective purchaser, presented financial uncertainties and would not be in the best interests of the Companies’ policyholders.

The FBR process continued until March 2009, at which time the formal process was concluded and it was determined that no viable alternatives currently exist to raise additional capital for the Companies or to sell or merge either of the Companies to or with another viable entity or to transfer or reinsure all or a portion of the Companies’ in-force business on terms that would be in the best interest of the Companies’ policyholders and other stakeholders, based upon the level and nature of interest expressed by outside parties prior to January 2009.  The attached Rehabilitation Plan Recommendation, dated April 6, 2009 (the “Signal Hill Report”), prepared by Signal Hill Capital Group LLC (“Signal Hill”), contains a discussion of the strategic alternatives review process conducted by FBR and the Companies and Signal Hill’s conclusions regarding that process and future prospects.  The report identifies new interest since the conclusion of the LOI and makes recommendations for exploring those interests.

ARTICLE IV
ACTIVITIES UNDERTAKEN SINCE THE ENTRY
OF THE REHABILITATION ORDERS

Since the entry of the Rehabilitation Orders on January 6th, 2009, the Rehabilitator has taken the following actions:

1.           Complied with all notice directives issued by the Commonwealth Court;

2.           Hired Mr. Robert Robinson to be the Chief Rehabilitation Officer for the Companies while in rehabilitation.  Mr. Robinson is extremely experienced and skilled in such a role having held the same position in the successful rehabilitation of Fidelity Mutual Life

 Insurance Company.  The Rehabilitator has also retained Milliman, Inc. (“Milliman”) as independent actuaries to conduct a completely independent analysis of the Companies’ underwriting commitments and projections.

3.           Established the rehabilitation team organizational structure, committees and status reporting mechanisms to the PID.

4.           Established controls to monitor disbursements including implementation of purchase order system to pre-approve expenditures, reviewing and approving daily check registers, and reconciling daily registers with weekly check registers.  All contracts and amendments to contracts involving the Companies are reviewed and approved by the PID.

5.           Notified all stakeholders of Penn Treaty’s rehabilitation status.

6.           Engaged Signal Hill to evaluate rehabilitation alternatives and prepare the Signal Hill Report.

7.           Reviewed the Companies’ existing policies, procedure manuals, business priorities and performance metrics.

8.           Evaluated employee benefit plans and began the process of implementing benefit plan changes.

9.           Evaluated the Companies’ organizational structure, committees and management processes and re-organized operations along functional lines.

10.           Conducted a high level functional analysis of operations.

11.           Began the process of developing action plans to reduce expenses, increase premium rates and reduce benefit costs.

12.           Developed and implemented a comprehensive data base to record and track all rehabilitation related policyholder communications and potential third party claims.

13.           Identified, inventoried and began tracking all pre-rehabilitation stopped payments in anticipation of possible future third party claims.

14.           Met with the actuarial, investment banking, investment management and external audit firms to assess/determine their roles going forward.

15.           Began an analysis to determine the share of expenses that should be charged to the Holding Company and pursue reimbursement for the Holding Company share.

16.           Reduced the Companies’ staffing by 41 employees, including 6 corporate officers, effective March 27, 2009, resulting in a net $2.7 million of annual savings.

17.           Commenced the review of, among other things, claims processes, the status of rate increase requests, reinsurance (inward and outward), the information systems, investments and investment management, financial reporting and audit, internal controls, document retention policies, expenses and use of corporate accounts.

 Cost reduction measures will be continued as warranted and necessary.

ARTICLE V
STATUS OF EXISTING POLICY COMMITMENTS

Immediately after being appointed, the Rehabilitator retained the actuarial consulting firm of Milliman to commence an independent actuarial analysis of the Companies’ books of business as well as their liabilities.  Milliman has served as the Companies’ actuaries since 2001.  Ed Mohoric and Larry Pfannerstill, who are members of the American Academy of Actuaries and further qualified under the Academy’s Qualification Standard, prepared the following spreadsheet, consisting of 12 pages.  The first six are organized by state of issue.  The next six are organized by state of residence.  In each set of six, the data is organized alphabetically, in descending order by premium, and in descending order by liability.

The numbers shown above do not match year end reporting for the following reasons:

1.           The Imagine reinsurance was still in force as of December 31 but recaptured as of January 1, 2009.  The figures above ignore the Imagine reinsurance which is more appropriate going forward.  (The figures, however, do include liabilities ceded under presently continuing reinsurance treaties.)

2.           The business assumed by the Companies from IBC, which is fully secured by the Companies, is listed separately at the bottom.  It is assumed that this business will be recaptured by IBC.  This is essentially all Pennsylvania business.

3.           There is about $268,000 of reserve that was not allocated by state as the data was not easily available.

4.           Reinsurance for 587 Ohio policies is ceded from PTNA to ANIC is, for presentation, included in PTNA.

ARTICLE VI
PRESENT FINANCIAL METRICS OF THE COMPANIES

As of December 31, 2008, PTNA had total capital and surplus of $(224,037,655) and a risk based capital ratio of (4,982.8)%.

As of December 31, 2008, ANIC had total capital and surplus of $4,808,397 and a risk based capital ratio of 456.4%.  Assuming that the Imagine recapture was effective on December 31, 2008, rather than January 1, 2009, ANIC would have had a risk based capital ration of 148%.

The Companies currently have sufficient cash on hand and cash flows from operations to meet their current payment obligations.  In addition, payment obligations for the foreseeable future will be fully met from both premium collection and liquid assets.

The Companies’ investment manager, Hyperion, has reported that as of December 31, 2008 the Companies’ primary investment portfolios, excluding the cash value of corporate owned life insurance policies but including cash and short term investments, had a combined book value of $911,247,000 and a market value of $791,482,000, and that as of February 28, 2009, the Companies’ investment portfolios, excluding the cash value of corporate owned life insurance policies but including cash and short term investments, had a combined book of $922,637,000 and a market value of $760,8412,000.  Breakouts for PTNA and ANIC as well as breakouts of categories of investment are contained in the following three tables.  The Companies have other invested assets managed by other firms that are not included in the following tables.  These assets, which include, among others, special deposits, represent a small portion of the Companies’ total investments.

Penn Treaty
ANIC
Investment Characteristics
As of: 2/28/2009

	Par Value	Book Value	Market Value	% of Market Value	Unrealized Gain/Loss	Book Yield	Mkt Yield	Tax Equiv. Book Yield	Tax Equiv. Mkt Yield	Average Life	Duration	Convexity	Quality
Cash/Short Term	14,524	14,524	14,524	17.2%		0.27%	0.27%	0.27%	0.27%	0.08			AAA
Treasuries				0.0%									
Agencies				0.0%									
Corporates	69,100	74,345	62,688	74.3%	(11,657)	5.28%	7.56%	5.28%	7.56%	12.90	7.35	0.95	A
Agency MBS	5,500	5,153	5,498	6.5%	345	5.94%	4.70%	5.94%	4.70%	6.91	5.50	0.10	AAA
Non-Agency MBS				0.0%									
Commercial MBS	1,500	1,276	82	0.1%	(1,194)	7.73%	126.37%	7.73%	126.37%	13.03	1.00	0.02	BBB
Asset-Backed Securities				0.0%									
Other Taxable	1,700	1,677	1,628	1.9%	(48)	4.49%	5.26%	4.49%	5.26%	4.86	4.29	0.23	A-
Municipals				0.0%									
Preferreds				0.0%									
Portfolio	**92,324**	**96,975**	**84,421**	**100.0%**	**(12,554)**	**4.58%**	**6.19%**	**4.58%**	**6.19%**	**10.38**	**5.90**	**0.72**	**A+**

In addition to the other enumerated assets, PTNA is the policyholder and beneficiary of corporate owned life insurance policies which were recorded on its December 31, 2008 statutory annual statements as having a cash value of approximate value of $100 million.

ARTICLE VII
THE PRELIMINARY PLAN

Signal Hill and Milliman have been engaged to assist in the review and analysis of a range of potential rehabilitation alternatives for the Companies.  As part of Signal Hill’s engagement, Signal Hill examined the Companies, considered alternatives for rehabilitating the Companies, analyzed those alternatives to determine which are realistic and feasible and evaluated, based on currently available information, the impact of potentially feasible alternatives on policyholders and other interested parties.  Signal Hill was further engaged to prepare the Signal Hill Report which is filed herewith as an Appendix and incorporated herein by reference.  Milliman’s assignment was to develop projected statutory earnings and surplus of the Companies and to use those projections to assess when, if at all, the Companies may be able to emerge from rehabilitation under a range of alternative assumptions.  Milliman prepared a report, titled Surplus Projections Related to Rehabilitation of:  Penn Treaty Network America Insurance Company & American Network Insurance Company as of December 31, 2008, which is attached to the Signal Hill Report and incorporated herein by reference (the “Milliman Report”).  The Milliman Report includes a range of surplus projections for the Companies and projected dates of emergence from rehabilitation based upon its methodologies and models and a variety of assumptions.  The Milliman Report is not intended to suggest that the Rehabilitator take or recommend to this Court any specific plan or actions at this point.

A.             Areas in Need of Corrective Action

The PID’s and its consultants’ review of the Companies has confirmed that the primary cause for the Companies’ financial difficulties is the historical and current inadequacy of the insurance rates being charged for the Companies’ Oldco book of business.  This problem was first identified by the Companies in 2001, and substantial efforts, described above under Article I, Section B.4., have been made to alleviate the problem by implementing rate increases.  However, many states have not approved to date all of the rate increases requested by the Companies, and delays in obtaining and implementing rate increases further weakened the Companies’ financial condition.  In addition, based on additional claims experience and other changes in available information since 2006, Milliman believes that additional rate increases are required to support the Oldco business and to allow for a reasonable amount of profitability in the business in the event of future adverse claims development.  The secondary cause of the

Companies’ financial difficulties is expenses, caused by excess operational capacity and commissions paid to agents throughout the life of the policy.

PTNA currently has negative surplus.  ANIC is in a weakened financial condition and, absent rate increases on its Oldco business and expense reductions, Milliman has projected that its financial condition will remain impaired.

B.	Consideration of Alternatives and Signal Hill Recommendation.

The Signal Hill Report discusses the Companies’ strategic and financing alternatives process in detail and Signal Hill’s conclusions on why they were unsuccessful.  It also includes a review of alternatives considered for rehabilitating the Companies.  The alternatives considered by Signal Hill include, but are not limited to, the following:

(1)           Increase insurance rates on the Oldco business and aggressively reduce expenses in order to build surplus through retained earnings.  Once sufficient surplus is created, the Companies could emerge from rehabilitation.

(2)           Obtain new capital for one or both of the Companies.  Once the Companies are sufficiently capitalized, they could emerge from rehabilitation.

(3)           Sell ANIC or the Companies’ Newco business to an approved purchaser on terms that are fair to the Companies.  Such a transaction at this time would require the purchaser to contribute capital to ANIC or have sufficient capital in the entity assuming the Newco business in order to recommence sales of new business.  It may also require an arrangement for the provision of services to the business remaining in rehabilitation and the business exiting rehabilitation since the management and operations of the Companies and the Oldco and Newco businesses are currently combined.

(4)           Reinsure all or a portion of the business on terms that would return PTNA to a positive surplus position and/or would significantly improve ANIC’s surplus.  This would allow one or both of the Companies to emerge from rehabilitation.

While these alternatives are not mutually exclusive, Signal Hill has concluded that most alternatives, including those involving raising capital or reinsuring or selling all or portions of the business, are not feasible at this time largely due to PTNA’s financial condition and the inadequacy of the current insurance rates on the Oldco business.  Therefore, the only feasible rehabilitation alternative at this time is to increase rates on the Oldco business and reduce expenses (the “Rate Increase Alternative”).

Signal Hill has preliminarily concluded that the Rate Increase Alternative may be in the best interest of the Companies’ policyholders because, if successful, it will allow PTNA to pay more policyholder claims in full, rather than have benefits limited by state guaranty association maximum limits, and may allow the Companies to divest all or portions of their business in the future.  The Rehabilitator has not completed a liquidation analysis, including a state by state review of the availability of guaranty association benefits to the Companies’ policyholders, but expects to have that work completed within the next 90-120 days.  However, it appears that in liquidation, PTNA will not be able to pay policyholder claims in full, and coverage available from state guaranty associations are limited by statute in most states and therefore will not cover the entirety of many policyholder claims, especially for those policyholders with unlimited, lifetime benefits.  It also appears that PTNA’s general creditors will be no worse off under the

Rate Increase Alternative than in liquidation because it is expected that general creditors would not receive any distributions in a liquidation scenario.  Further analysis of these issues is underway.

Signal Hill has also preliminarily concluded that it is prudent for ANIC to remain in rehabilitation for a number or reasons including:

1.           Based upon projections prepared by Milliman, ANIC’s RBC will be below the Authorized Control Level RBC as of December 31, 2009, and the company will remain in an financially unsound state absent significant rate increases on the Oldco business and expense reductions;

2.           New business sales have been halted.

3.           ANIC’s surplus relies on the value of its equity investment in AINIC which is carried on ANIC’s balance sheet at $8.6 million.

4.           PTNA has provided all administrative function for ANIC on a cost advantaged basis, and therefore ANIC is not likely to be viable as a stand alone company.

5.           PTNA and ANIC share many of the same operating, agency, creditor, reinsurance and premium issues.

C.	Key Elements of the Rate Increase Alternative.

Signal Hill and Milliman have concluded that PTNA can, in time, return to a positive surplus, and that ANIC can maintain and improve it surplus position, by taking the following actions:

1.           Implementing, over a reasonable period of time, significant increases to the insurance rates on the Oldco business.  Milliman developed a range of projections which differ based on the amount and timing of future rate increases.  The projections were chosen to provide a range of scenarios rather than one specific recommendation.  Policyholders in any rate increase scenario would be offered three options with the new rates:

a)	Accept the higher rates and continue the current benefit levels;

b)	Maintain the current rates and accept reduced benefit levels;

c)
Select a non-forfeiture option.  The non-forfeiture option would enable policyholders to discontinue paying premium and maintain a fund to pay reduced benefits for future LTC claims.  The amount of the fund would be determined based on prior premium payments received and prior benefits payments made.

The rate increases would also vary by state based upon each state’s prior rate increase experience.  The Companies’ prior rate increases on the Oldco business have been fully or substantially implemented in some states, but in other states they have not.  Therefore, policyholders in states where the Companies’ rate increases have already been implemented would not see as great of additional increases as in those states where prior rate increases have not been significantly implemented.  Any rate increase request would need to include not only amounts for which rate increases were previously requested but not approved, but also up to a 25% aggregate national increase attributed to (i) delays in past approvals by state insurance departments, (ii) continued development of adverse claims experience, and (iii) a margin for future adverse development, which is consistent with required new policy pricing guidelines.

           2.           Reducing expenses.  The Rehabilitator has already taken steps to reduce expenses.  Non-essential personnel have been laid off, unsecured assumed reinsurance obligations are not being paid, and other expenses have been reduced or eliminated.  However, additional reductions are necessary.  The Rehabilitator is considering such additional expense savings including, but not limited to, reducing or ceasing the payment of agent commissions and guaranty association assessments; improving claim processes, controls and mitigation efforts; outsourcing policy administration, premium processing, claims processing and other functions to achieve variable costing; reductions in management as workloads diminish; reducing IT costs through reduced outsourcing and non-essential upgrades; reducing audit and actuarial costs; and reductions in office space when staff numbers no longer justify the current space.

The more quickly and aggressively rate increases and expense reductions are implemented, the sooner PTNA’s surplus can become positive and ANIC’s financial position can be improved.  Consideration continues to be given to how rate increases could be quickly and effectively authorized and implemented.

The Rehabilitator expects that a final plan of rehabilitation would include targeted earnings and surplus levels and other operating metrics/benchmarks by which the Rehabilitator and the Court can periodically measure the results of the plan to determine if results are meeting expectations.  In the event the Rehabilitator or the Court were to determine that the plan was no longer feasible or that the continued rehabilitation of the Companies would substantially increase the risk of loss to policyholders, creditors or the public, the rehabilitation plan could be modified or converted to a liquidation.

D.	Milliman Projections.

Milliman has developed a number of projections showing the impact of different rate increase and expense reduction scenarios on the Companies’ financial condition.  One such projection, which is given as an example only, is based on an immediate rate increase on the Oldco business in an aggregate national average amount of 42.3% (the actual amount of increase would likely vary by state, policy form, benefits plan and other factors).  The Milliman Report shows that if the Companies were able to achieve targeted expense reductions and implement the 42.3% aggregate rate increase on January 1, 2010 on the Oldco business, PTNA’s surplus would turn positive in 2013 and its risk based capital (“RBC”) would exceed the Company Action Level (i.e., 200%), the level below which it is subject to heightened regulatory oversight under Pennsylvania law, in 2015.  The Milliman Report further shows that if the 42.3% aggregate rate increase is not fully implemented on January 1, 2010, but instead is implemented in the more delayed time frame historically experienced by the Companies (named the “Routine Method” by Milliman), PTNA’s surplus would turn positive in 2020 and its RBC would exceed the Company Action Level in 2022 (assuming targeted expense reductions are implemented on January 1, 2010).  ANIC’s surplus is currently positive and the Milliman Report shows that using a 42.3% aggregate rate increase, ANIC’s RBC would exceed the Company Action Level in 2010, regardless of the existence of normal delays in implementing the rate increase.  This assumes that ANIC, which has no independent operations, continues to receive services from PTNA at currently allocated costs.  If ANIC had to develop its own independent operations, the costs would likely exceed what it currently pays PTNA for those services.

If the assumed expense reductions are not implemented, but a 42.3% rate increase is implemented on January 1, 2010 on the Oldco business, Milliman’s projections show that

PTNA’s surplus would turn positive in 2017 and its RBC would exceed the Company Action Level in 2020.  However, PTNA’s surplus would again become negative in 2045.  The dates on which ANIC’s RBC would exceed the Company Action Level would still be 2010 under this scenario.

The foregoing discussion of a 42.3% aggregate rate increase is for illustration purposes only.  As noted above and in the Milliman Report, a 42.3% aggregate rate increase is not the minimum amount needed for the Companies to exit rehabilitation.  The Milliman Report includes another projection based on rate increases that are less than the 42.3%.  The use of such smaller rate increases would delay the time it would take for PTNA to achieve positive surplus and if the rate increases are substantially lower, under certain assumptions, PTNA would never achieve a positive surplus or its positive surplus would be temporary.

E.	Additional Resulting Alternatives

Signal Hill believes that alternatives may arise to sell all or part of the Companies’ business to an acceptable buyer or for the Companies to raise additional capital or enter into a beneficial reinsurance arrangement if, as a result of rate increases, expense reductions and other improvements to the business, the financial condition of the Companies or the profitability of their business is significantly improved.  These opportunities are discussed in the Signal Hill Report.

ARTICLE VIII
TIMELINE FOR PREPARATION OF A FINAL PLAN

The Rehabilitator proposes to file a final plan of rehabilitation with the Court for approval on or before October 2, 2009.  In order to prepare a final plan, additional analysis of liquidation scenarios, consideration of the post-rehabilitation structure of the Companies and work on rate increase and expense reduction alternatives must be completed.  It is anticipated that a liquidation value analysis will be completed in the next 90-120 days, and that a determination as to whether to continue to pursue a rehabilitation alternative will be completed within the next 150 days.

Respectfully submitted,

/s/ James R. Potts
James G. Colins
James R. Potts
COZEN O’CONNOR
1900 Market Street
Philadelphia, PA 19103
(215) 665-2000

Counsel for Plaintiff,
JOEL ARIO, Insurance Commissioner of the Commonwealth of Pennsylvania and Rehabilitator of PENN TREATY NETWORK AMERICA INSURANCE COMPANY and AMERICAN NETWORK INSURANCE COMPANY

Dated:  April 6, 2009

CERTIFICATE OF SERVICE

I, James R. Potts, hereby certify on April 6, 2009, I served a true and correct copy of the Preliminary Report and Plan of Rehabilitation for Penn Treaty Network America Insurance Company and American Network Insurance Company and the Signal Hill Rehabilitation Plan Recommendation upon the following by first class mail.

Amy Griffith Daubert
Acting Chief Counsel
Pennsylvania Insurance Department
Office of Chief Counsel
1341 Strawberry Square
Harrisburg, PA  17120

Laura Ann Gargiulo
Pennsylvania Insurance Department
Office of Chief Counsel
1341 Strawberry Square
Harrisburg, PA  17120

Ira Scott Bergman
Mound, Cotton, Wollan & Greengrass
101 NE 3rd Ave, Suite 1500
Ft. Lauderdale, FL  33301

James Veach
Mound Cotton Wollan & Greengrass
One Battery Park Plaza, 9th Floor
New York, NY  10004

/s/ James R. Potts
James R. Potts